Exhibit 99.01

FOR IMMEDIATE RELEASE                            Contact: David A. Garrison
Website: http://www.arthrt.com                                (978) 602-1436

April 30, 2012

Arrhythmia Research Technology, Inc. Regains Compliance with
NYSE Amex Exchange Continuing Listing Standards

Fitchburg, Massachusetts
Arrhythmia Research Technology, Inc. (NYSE AMEX: HRT), (the “Company”), a supplier of medical components, software and services, announced that the NYSE Amex LLC (the “Exchange”) by its letter dated April 27, 2012, notified the Company that based upon a review of publicly available information, the Company has resolved the continued listing deficiency with respect to Sections 134 and 1101 of the Exchange's Company Guide (the “Company Guide”). The previously reported deficiency related to the delay in the completion of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on April 25, 2012. The Company's shares continue to be listed on the Exchange under the symbol “HRT” and the Company remains subject to the Exchange's continuing listing standards.
About Arrhythmia Research Technology, Inc.

The Company through its wholly-owned subsidiary, Micron Products, Inc., manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. Micron's MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. MIT manufactures custom injection molded products for medical, electronic, industrial and consumer applications, and provides high end mold design, manufacturing and precision machining for various industries. The Company's wholly-owned subsidiary, RMDDxUSA Corp. and its Canadian subsidiary, RMDDx Corporation, is a development stage organization dedicated to the development and commercialization of medical devices and services, medical information technology, medical diagnostics and remote patient monitoring through wireless, Internet and telecommunication technologies. The Company's products also include a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com                 http://www.micronproducts.com
http://www.micronintegrated.com            http://www.WirelessDx.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products and services sold; variability of customer delivery requirements; ability to market WirelessDx services, manage the timing of investment in operational infrastructure and ability to accelerate the pace of revenues from customer implementation; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; volatility in commodity and energy prices and our ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.